Exhibit 99.1

NEWS
RELEASE

2007-11

FOR IMMEDIATE RELEASE
Contact: Doug Aron
713-688-9600 x145

FRONTIER OIL ANNOUNCES $100 MILLION INCREASE TO SHARE REPURCHASE AUTHORIZATION AND DECLARES QUARTERLY CASH DIVIDEND

HOUSTON, TEXAS, August 29, 2007 – The Board of Directors of Frontier Oil Corporation (NYSE: FTO) today announced a $100 million increase to the Company’s existing share repurchase authorization.  Frontier has repurchased $188.2 million of stock (5.1 million shares) year-to-date 2007 under the previous $200 million authorization.  The Company expects to spend the new $100 million authorization as well the approximately $10 million remaining on the prior authorization during the remainder of 2007.

The Board of Directors also declared a regular quarterly cash dividend on the Company’s common stock of $0.05 per share ($0.20 annualized).  The dividend is payable October 16, 2007 to shareholders of record on September 28, 2007.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company.  These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates.  The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission.  Actual results and outcomes often differ from expectations.

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